Exhibit 10.3

QUIDEL CORPORATION

AGREEMENT RE: CHANGE IN CONTROL

This AGREEMENT RE:  CHANGE IN CONTROL (this “Agreement”) is dated as of August 20, 2004 and is entered into by and between Caren L. Mason (“Executive”) and Quidel Corporation, a Delaware corporation (the “Company”).

Background

The Company believes that because of its position in the industry, financial resources and historical operating results there is a possibility that the Company may become the subject of a Change in Control (as defined below), either now or at some time in the future.

The Company believes that it is in the best interest of the Company and its stockholders to foster Executive’s objectivity in making decisions with respect to any pending or threatened Change in Control of the Company and to assure that the Company will have the continued dedication and availability of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control.  The Company believes that these goals can best be accomplished by alleviating certain of the risks and uncertainties with regard to Executive’s financial and professional security that would be created by a pending or threatened Change in Control and that inevitably would distract Executive and could impair her ability to objectively perform her duties for and on behalf of the Company.  Accordingly, the Company believes that it is appropriate and in the best interest of the Company and its stockholders to provide to Executive compensation arrangements upon a Change in Control that lessen Executive’s financial risks and uncertainties and that are reasonably competitive with those of other corporations.

With these and other considerations in mind, the Compensation Committee of the Company has authorized the Company to enter into this Agreement with the Executive to provide the protections set forth herein for Executive’s financial security following a Change in Control.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is hereby agreed as follows:

Agreement

1.                                       Term of Agreement.  This Agreement shall be effective from the date first written above and, subject to the provisions of Section 4, shall extend to (and thereupon automatically terminate) one (1) day after Executive’s termination of employment with the Company for any reason.  No termination of this Agreement shall limit, alter or otherwise affect Executive’s rights hereunder with respect to a Change in Control which has occurred prior to such termination, including without limitation Executive’s right to receive the various benefits hereunder.

2.                                       Purpose of Agreement.  The purpose of this Agreement is to provide that, in the event of a “Change in Control,” Executive may become entitled to receive certain additional benefits, as described herein, in the event of her termination under specified circumstances.

3.                                       Change in Control.  As used in this Agreement, the phrase “Change in Control” shall mean:

(i)                                     Except as provided by subparagraph (iii) hereof, the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries, or any executive benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)                                  Individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)                               Approval by the stockholders of the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than

(1)                                  a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or

(2)                                  a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv)                              Approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

4.                                       Effect of a Change in Control. In the event of a Change in Control, Sections 6 through 13 of this Agreement shall become applicable to Executive.  These Sections shall continue to remain applicable until the third anniversary of the date upon which the Change in Control occurs.  On such third anniversary date, and provided that the employment of Executive has not been terminated on account of a Qualifying Termination (as defined in Section 5 below), this Agreement shall terminate and be of no further force or effect.

5.                                       Qualifying Termination. If following, or within thirty (30) days prior to, a Change in Control Executive’s employment with the Company and its affiliated companies is terminated, such termination shall be conclusively considered a “Qualifying Termination” unless:

(a)                                  Executive voluntarily terminates her employment with the Company and its affiliated companies.  Executive, however, shall not be considered to have voluntarily terminated her employment with the Company and its affiliated companies if, following, or within thirty (30) days prior to, the Change in Control, Executive’s overall compensation is reduced or adversely modified in any material respect, including any reduction in salary or bonus targets, or Executive’s authority or duties are materially changed, and subsequent to such reduction, modification or change Executive elects to terminate her employment with the Company and its affiliated companies.  For such purposes, Executive’s authority or duties shall conclusively be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, there is any substantial diminution or adverse modification in Executive’s title, status, overall position, responsibilities, reporting relationship, general working environment (including without limitation secretarial and staff support, offices, and frequency and mode of travel), or if, without Executive’s express and voluntary written consent, Executive’s job location is transferred to a site more than twenty-five (25) miles away from her place of employment thirty (30) days prior to the Change in Control.  In this regard as well, Executive’s authority and duties shall conclusively be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, Executive no longer holds the same title or no longer has the same authority and responsibilities or no longer has the same reporting responsibilities, in each case with respect and as to a publicly held parent company.

(b)                                 The termination is on account of Executive’s death or Disability.  For such purposes, “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the performance of her responsibilities for the Company and its affiliated companies and which, at least three (3) months after its commencement, is determined to be total and permanent by a physician agreed to by the Company and Executive, or in the event of Executive’s inability to designate a physician, Executive’s legal representative.  In the absence of agreement between the Company and Executive, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Disability.

(c)                                  Executive is involuntarily terminated for “Cause.” For this purpose, “Cause” shall be limited to only three types of events:

(1)                                  the willful and deliberate refusal of Executive to comply with a lawful, written instruction of the Board of Directors, which refusal is not remedied by Executive within a reasonable period of time after her receipt of written notice from the Company identifying the refusal, so long as the instruction is consistent with the scope and responsibilities of Executive’s position prior to the Change in Control;

(2)                                  an act or acts of personal dishonesty by Executive which were intended to result in substantial personal enrichment of Executive at the expense of the Company; or

(3)                                  Executive’s conviction of any felony involving an act of moral turpitude.

6.                                       Severance Payment.  If Executive’s employment is terminated as a result of a Qualifying Termination, the Company shall pay Executive within thirty (30) days after the Qualifying Termination a cash lump sum equal to two (2) times Executive’s Compensation (the “Severance Payment”).

(a)                                  For purposes of this Agreement, Executive’s “Compensation” shall equal the sum of (i) Executive’s highest annual salary rate with the Company within the three year period ending on the date of Executive’s Qualifying Termination, plus (ii) a “Bonus Increment.” The Bonus Increment shall equal the annualized average of all bonuses and incentive compensation payments paid to Executive during the two (2) year period immediately before the date of Executive’s Qualifying Termination under all of the Company’s bonus and incentive compensation plans or arrangements.

(b)                                 In lieu of a cash lump sum, Executive may, in her sole discretion, elect to receive the Severance Payment provided by this Section in equal annual installments over three (3) years.  Such installments shall be paid to Executive on each anniversary of the date of Executive’s Qualifying Termination, beginning with the first such anniversary and continuing on each such anniversary thereafter until fully paid.  Such election to receive the Severance Payment in installments may be made and/or revoked by Executive at any time prior to the occurrence of a Change in Control by written notice to the Board of Directors of the Company.  Upon the occurrence of a Change in Control, any such election to receive the Severance Payment in installments that has been made and not revoked prior to the Change in Control shall be irrevocable and binding on both the Company and Executive.  In the event that at the time of a Change in Control there is not in effect an election by Executive to receive the Severance Payment in installments, such Severance Payment shall be paid to Executive in a single cash lump sum as provided in subparagraph (a) above.

(c)                                  The Severance Payment hereunder is in lieu of any severance payment that Executive might otherwise be entitled to from the Company in the event of a Change in Control under the Company’s applicable severance pay policies, if any, or under any other oral or written agreement; provided, however, that Executive shall continue to be entitled to receive the severance pay benefits under the Company’s applicable policies, if any, or under another written agreement if and to the extent Executive’s termination is not a Qualifying Termination after, or within thirty (30) days prior to, a Change in Control.  In addition and notwithstanding anything to the contrary herein, Executive shall be entitled to receive all accrued and unpaid wages and bonuses that are earned and payable at the time of any Qualifying Termination.

7.                                       Additional Benefits.

(a)                                  In the event of a Change in Control, any and all unvested stock options of Executive shall immediately become fully vested and any and all restrictions on Executive’s restricted stock shall immediately and automatically lapse.

(b)                                 In the event of a Qualifying Termination, Executive shall be entitled to continue to participate in the following executive benefit programs which had been made available to Executive (including her family) before the Qualifying Termination: group medical insurance, group dental insurance, group-term life insurance, and disability insurance.  These programs shall be continued at no cost to Executive, except to the extent that tax rules require the inclusion of the value of such benefits in Executive’s income.  The programs shall be continued in the same way and at the same level as immediately prior to the Qualifying Termination.  The programs shall continue for Executive’s benefit for two (2) years after the date of the Qualifying Termination; provided, however, that Executive’s participation in each of such programs shall be earlier terminated or reduced, as applicable, if and to the extent Executive receives benefits as a result of concurrent coverage through another program.

(c)                                  In the event of a Qualifying Termination, Executive shall be entitled to receive from the Company, upon such Termination, the sum of $25,000 to help defray legal fees, tax and accounting fees, executive outplacement services, and other costs associated with transitional matters.

(d)                                 In the event of a Qualifying Termination prior to December 31, 2004, Executive shall be entitled to receive from the Company, upon such Termination, payment of the Start Bonus (as defined in Section 4 of her Employment Agreement, executed concurrently herewith).

8.                                       Limitation on Payments.  Notwithstanding anything to the contrary herein, in the event that the sum aggregate present value of (i) the Severance Payment payable under Section 6 hereof, (ii) any and all additional amount or benefits which may be paid or conferred to or on behalf of Executive in accordance with Section 7 hereof, and (iii)  any and all other amounts or benefits paid or conferred to or on behalf of Executive would constitute a “parachute payment” (“parachute payment” as used this Agreement shall be defined in accordance with Section 280G(b)(2), or any successor thereto, of the Internal Revenue Code of 1986, as amended), the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to Executive under this Agreement constitutes a parachute payment; provided, however, that no such reduction under this Section 8 shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to Executive resulting from the receipt of such payments with such reduction.  If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement), it is determined that payments hereunder have been reduced by more than the minimum amount required under this Section 8, then an additional payment shall be promptly made to Executive in an amount equal to the excess reduction.  All determinations required to be made under this Section 8, including whether a payment would result in a parachute payment and the assumptions to be utilized in arriving at such determination, shall be made and approved within fifteen (15) days after the Qualifying Termination by both (1) accountants selected by the Company and (2) Executive’s designated financial advisor.

9.                                       Nonsolicitation Covenant.  In consideration of the payments to be made to Executive hereunder, Executive hereby covenants, for a period of two (2) years following the Qualifying Termination, that she will not, directly or indirectly (whether as an officer, director, employee, individual proprietor, control shareholder, consultant, partner or otherwise) (i) solicit, recruit or hire-away any employee of the Company or successor of the Company or (ii) solicit, influence or attempt to influence any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company or successor of the Company.  With regard to this Section 9, Executive acknowledges that the provisions herein are reasonable in both scope and duration and necessary to protect the business of the Company or its successor.

10.                                 Rights and Obligations Prior to a Change in Control.  Prior to the date which is thirty (30) days before a Change in Control, the rights and obligations of Executive with respect to her employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company and the provisions of any written employment contract in effect between the Company and Executive from time to time.  This Agreement deals only with certain rights and obligations of Executive subsequent, or within thirty (30) days prior to, a Change in Control, and the existence of this Agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to the date which is thirty (30) days before a Change in Control.  Unless otherwise expressly set forth in a separate written employment agreement between Executive and the Company, the employment of Executive is expressly at-will, and Executive or the Company may terminate Executive’s employment with the Company at any time and for any reason, with or without cause, provided that if such termination occurs within thirty (30) days prior to or three (3) years after a Change in Control and constitutes a Qualifying Termination (as defined in Section 5 above) the provisions of this Agreement shall govern the payment of the Severance Payment and certain other benefits as provided herein.

11.                                 Non-Exclusivity of Rights.  Subject to Section 6(c) hereof, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company or any of its affiliated companies.  Except as otherwise provided in Section 6(c) hereof, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of any Qualified Termination shall be payable in accordance with such plan or program.

12.                                 Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.  The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of Executive’s successful collection efforts to receive amounts payable hereunder, or as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Section).

13.                                 Successors.

(a)                                  This Agreement is personal to Executive, and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)                                 The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

14.                                 Governing Law.  This Agreement is made and entered into in the State of California, and the internal laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

15.                                 Modifications.  This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.

16.                                 Dispute Resolution.

(a)                                  Any controversy or dispute between the parties involving the construction, interpretation, application or performance of the terms, covenants, or conditions of this Agreement or in any way arising under this Agreement (a “Covered Dispute”) shall, on demand by either of the parties by written notice served on the other party in the manner prescribed in Section 16 hereof, be referenced pursuant to the procedures described in California Code of Civil Procedure (“CCP”) Sections 638, et seq., as they may be amended from time to time (the “Reference Procedures”), to a retired Judge from the Superior Court for the County of San Diego or the County of Orange for a decision.

(b)                                 The Reference Procedures shall be commenced by either party by the filing in the Superior Court of the State of California for the County of San Diego or the County of Orange of a petition pursuant to CCP Section 638(1) (a “Petition”).  Said Petition shall designate as a referee a Judge from the list of retired San Diego County and Orange County Superior Court Judges who have made themselves available for trial or settlement of civil litigation under said Reference Procedures.  If the parties hereto are unable to agree on the designation of a particular retired San Diego County or Orange County Superior Court Judge or the designated Judge is unavailable or unable to serve in such capacity, request shall be made in said Petition that the Presiding or Assistant Presiding Judge of the San Diego County Superior Court or the Orange County Superior Court, as relevant, appoint as referee a retired San Diego County or Orange County Superior Court Judge from the aforementioned list.

(c)                                  Except as hereafter agreed by the parties, the referee shall apply the internal law of California in deciding the issues submitted hereunder.  Unless formal pleadings are waived by agreement among the parties and the referee, the moving party shall file and serve its complaint within 15 days from the date a referee is designated as provided herein, and the other party shall have 15 days thereafter in which to plead to said complaint.  Each of the parties reserves its respective rights to allege and assert in such pleadings all claims, causes of action, contentions and defenses which it may have arising out of or relating to the general subject matter of the Covered Dispute that is being determined pursuant to the Reference Procedures.  Reasonable notice of any motions before the referee shall be given, and all matters shall be set at the convenience of the referee.  Discovery shall be conducted as the parties agree or as allowed by the referee.  Unless waived by each of the parties, a reporter shall be present at all proceedings before the referee.

(d)                                 It is the parties’ intention by this Section 16 that all issues of fact and law and all matters of a legal and equitable nature related to any Covered Dispute will be submitted for determination by a referee designated as provided herein.  Accordingly, the parties hereby stipulate that a referee designated as provided herein shall have all powers of a Judge of the Superior Court including, without limitation, the power to grant equitable and interlocutory and permanent injunctive relief.

(e)                                  Each of the parties specifically (i) consents to the exercise of jurisdiction over her person by a referee designated as provided herein with respect to any and all Covered Disputes; and (ii) consents to the personal jurisdiction of the California courts with respect to any appeal or review of the decision of any such referee.

(f)                                    Each of the parties acknowledges that the decision by a referee designated as provided herein shall be a basis for a judgment as provided in CCP Section 644 and shall be subject to exception and review as provided in CCP Section 645.

17.                                 Notices.  Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

Quidel Corporation	Caren L. Mason
10165 McKellar Court	2523 Park Ridge Drive
San Diego, CA 92121	Escondido, CA 92025-7775
Attn: President

18.                                 Captions.  The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

19.                                 Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.  In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

20.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in San Diego, California.

Quidel Corporation

By:	/s/ Mark A. Pulido
Name: Mark A. Pulido
Title:	Chairman of the Board of Directors, Quidel Corporation

Caren L. Mason

By:	/s/ Caren L. Mason